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                                                            Exhibit 11(b)

                                November 20, 2000

Willkie Farr & Gallagher
787 Seventh Avenue
New York, NY  10019-6099

                  Re:      The Indonesia Fund, Inc.
                           ------------------------

Ladies and Gentlemen:

          We have acted as special Maryland counsel to The Indonesia Fund, Inc., a Maryland corporation ("IF"), in connection with its proposed merger with Jakarta Growth Fund, Inc. ("JGF"), a Maryland corporation, in which outstanding shares of common stock, $.10 par value, of JGF (the "JGF Shares") will be converted into outstanding shares of common stock, $.001 par value, of IF (the "IF Shares") (the "Merger").

          We have examined the combined proxy statements and prospectus and the Statement of Additional Information contained in IF's Registration Statement on Form N-14, Securities Act File No. 333-47744, with respect to the Merger (the "Registration Statement"), substantially in the form in which it is to become effective, IF's Charter and Bylaws, and the Merger Agreement and Plan of Reorganization between IF and JGF dated as of October 18, 2000 (the "Agreement"). We have also examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation ("SDAT") to the effect that IF is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

          We have also examined and relied upon such other corporate records of IF, including a certificate of the Secretary of IF with respect to IF Board actions and certain other matters, and such other documents as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents that we have reviewed, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

          Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

          1. IF is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

          2. When the Special Committee appointed by the Board of Directors of IF has set December 28, 2000 as the meeting date on which the stockholders of IF will vote on the Merger, the Merger has been duly approved by the stockholders of IF, appropriate Articles of Merger with respect to the Merger have been accepted for record by SDAT, and the JGF Shares have been converted into IF Shares pursuant to the Agreement and the Articles of Merger and in the manner described in the Registration Statement, the IF Shares will be validly issued shares, fully paid and nonassessable, under the laws of the State of Maryland.

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Willkie Farr & Gallagher
November 20, 2000
Page 2

          This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as the authorization and issuance of stock. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.

          You may rely on our foregoing opinion in rendering your opinion to IF that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under "Legal Opinions" in the Registration Statement. We do not thereby admit that we are "experts" as that term is used in the Securities Act of 1933, as amended, and the regulations thereunder. This opinion may not be relied upon by any other person or for any other purpose without our prior written consent.

                                            Very truly yours,

                                            /s/ Venable, Baetjer and Howard, LLP